UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2009

DUCOMMUN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-08174	95-0693330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23301 Wilmington Avenue, Carson, California	90745-6209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 513-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 26, 2009 Ducommun Incorporated (the “Company”) entered into a Second Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, Well Fargo Bank, National Association, as Syndication Agent, Union Bank, N.A., as Documentation Agent, and the lenders named therein (the “Credit Agreement”). The Credit Agreement provides for an unsecured revolving credit line of $120,000,000 maturing on June 30, 2014. Interest is payable monthly on the outstanding borrowings at Bank of America’s prime rate plus a spread (1.50% to 2.00% per annum based on the leverage ratio of the Company) or, at the election of the Company, for terms of up to six months at the LIBOR rate plus a spread (2.50% to 3.00% per annum depending on the leverage ratio of the Company). The Credit Agreement includes minimum fixed charge coverage, maximum leverage and minimum net worth covenants, an unused commitment fee (0.50% to 0.60% per annum depending on the leverage ratio of the Company), and limitations on future dispositions of property, repurchases of common stock, dividends, outside indebtedness, and acquisitions. A copy of the Credit Agreement is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As of June 26, 2009, the Company had $45,800,000 of loans outstanding and $856,000 of outstanding stand-by letters of credit under the Credit Agreement. The information set forth above under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Second Amended and Restated Credit Agreement dated as of June 26, 2009 Among Ducommun Incorporated, Bank of America, N.A., as Administrative Agent Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, Union Bank, N.A., as Documentation Agent, and the Lenders described herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCOMMUN INCORPORATED (Registrant)

Date: June 30, 2009	By:	/s/ James S. Heiser
James S. Heiser
Vice President and General Counsel